As of June 30, 2017, the following persons or entities now own more than 25% of a Funds' voting securities.

Person/Entity

Victory CEMP Long/Short Strategy Fund
Charles Schwab & Co., Inc.                 34.45%

Victory CEMP Market Neutral Income Fund
Raymond James & Associates, Inc.           34.34%




As of June 30, 2017, the following persons or entities no longer own more than 25% of a Funds' voting security.

Person/Entity


Victory CEMP Commodity Volatility Wtd Index
Strategy Fund
Gerlach Nominee

Victory CEMP Commodity Enhanced Volatility
Wtd Index Strategy Fund
LPL Financial Corporation

Victory CEMP Commodity Enhanced Volatility
Wtd Index Strategy Fund
Gerlach Nominee and Co. LLC

Victory CEMP Market Neutral Income Fund
Pershing LLC